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                                                                    EXHIBIT 21.1




                           METRETEK TECHNOLOGIES, INC.

                              LIST OF SUBSIDIARIES


Southern Flow Companies, Inc., a Delaware corporation

PowerSecure, Inc., a Delaware corporation
      Industrial Automation, Inc., a North Carolina corporation

Metretek, Incorporated, a Florida corporation
       Metretek Europe Limited, a Great Britain company
       Metretek Contract Manufacturing Company, Inc., a Florida corporation

Marcum Gas Transmission, Inc., a Colorado corporation
       Marcum Capital Resources, Inc., a Colorado corporation

PowerSpring, Inc. a Delaware corporation
       Mercator Energy Incorporated, a Colorado corporation

Marcum Denver, Inc., a Colorado corporation



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